Exhibit 99.1

3750 Torrey View Ct
San Diego, CA 92130
www.carefusion.com

FOR IMMEDIATE RELEASE
Contacts:

Media: Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS FIRST QUARTER FISCAL 2015 RESULTS

•	Revenue increased 11 percent to $922 million

•	Diluted earnings per share (EPS) from continuing operations totaled $0.37 on a GAAP basis and increased 14 percent from the prior year period to $0.50 per adjusted share

•	Company increases fiscal 2015 adjusted diluted EPS guidance range to $2.80 to $2.95, driven primarily by a second quarter tax settlement with the Internal Revenue Service

SAN DIEGO, Nov. 6, 2014 - CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported financial results for its first quarter of fiscal 2015, ended Sept. 30.

“Our team started the year strong, executing well across the business, staying focused on customers and keeping us right on track for the plans we had for the year,” said Kieran T. Gallahue, chairman and CEO of CareFusion. “We continued to build on the momentum we had exiting fiscal 2014, with the entire Procedural Solutions segment growing across the board, implementations in Dispensing Technologies progressing as expected, and Infusion Systems once again delivering strong committed contracts during the quarter.

“We are also supporting BD in its integration planning efforts to help prepare for a successful transition. We look forward to the opportunities our customers, employees and shareholders will have as we combine with BD to become one of the largest, global leaders in med tech.”

On Oct. 5, CareFusion and BD (Becton, Dickinson and Company) announced a definitive agreement under which BD will acquire CareFusion for $58.00 per share in cash and stock, or a total of approximately $12.2 billion. Earlier this week, BD filed its Form S-4 registration statement with the Securities and Exchange Commission, providing further detail of the planned merger. The transaction, which is expected to close by mid-calendar year 2015, is subject to a CareFusion shareholder vote and satisfying customary closing conditions, including regulatory approvals.

First Quarter Results
CareFusion reported first quarter fiscal 2015 revenue of $922 million, compared to $830 million in the first quarter of fiscal year 2014, an 11 percent increase on both a reported and constant currency basis. Contributions from the Vital Signs acquisition, continued momentum in the Dispensing Technologies business line, and gains across the Procedural Solutions segment led to strong top-line growth during the quarter.

Gross profit increased 8 percent from the prior year period to $457 million, with gross margins declining 140 basis points due to product mix associated with the acquisitions of Vital Signs and Sendal and the cost of installation resources in the Dispensing Technologies business line. These pressures offset gross margin improvements from the Infusion Systems business line and an increase in volume in the Dispensing Technologies business line.

Operating income was $126 million, up 9 percent from $116 million in the prior year period. Excluding nonrecurring items, adjusted operating income increased 17 percent to $166 million.

Operating expenses totaled $333 million. Excluding nonrecurring items, adjusted operating expenses were $295 million, an increase of 5 percent over the prior year period, primarily driven by acquired selling, general and administrative costs from the Vital Signs acquisition.

The company reported net income of $76 million, or $0.37 per diluted share. Adjusted net income increased 8 percent from the prior year period to $104 million, or $0.50 per diluted share.

Medical Systems
First quarter revenue for the Medical Systems segment was $528 million, a 1 percent increase from the prior year period on a reported basis, led by strong performance in the Dispensing Technologies business line.

Segment profit for the quarter increased 14 percent to $84 million from $74 million in the prior year period. Adjusted segment profit increased 9 percent to $98 million.

Procedural Solutions
First quarter revenue for the Procedural Solutions segment was $394 million, a 29 percent increase from the prior year period on a reported basis, led by contributions from Vital Signs. Excluding the impact of the Vital Signs and Sendal acquisitions, segment revenue increased 4 percent during the quarter, with organic growth primarily attributed to continued strength in the company’s clinically differentiated product lines.

Segment profit was even with the prior year period at $42 million. On an adjusted basis, segment profit grew 31 percent to $68 million.

Recent Highlights
Additional first quarter and recent highlights included:

•
Strong performance outside of the U.S., where revenue grew 6 percent on an organic basis and 25 percent on an as reported basis. Milestones included the first sale of the PleurX® drainage system in Mexico, the first go-live of Alaris® System for Electronic Medical Record (EMR) interoperability in Australia and the go-live of comprehensive Rowa® pharmacy automation solutions at a large, top-ranked hospital in China.

•
Announcing the fulfillment of post-market surveillance for MaxPlus® Positive Displacement Needleless Connectors, which analyzed data from CMS Hospital Compare database showing hospitals using MaxPlus had lower infection rates compared to those using competing connectors.

•	Launching the sedation analytics application on the CareFusion Respiratory Knowledge Portal to help with consistency to sedation best practices for ventilated patients.

•	Completing the first stage of the company’s transition of Vital Signs manufacturing from Totowa, N.J., to the existing CareFusion site in Mexicali, Mexico.

Fiscal 2015 Outlook

For the fiscal year ending June 30, 2015, CareFusion continues to expect revenue to grow 5 to 7 percent on a constant currency basis compared to fiscal 2014 revenue of $3.84 billion.

During the second quarter of fiscal 2015, the company settled a previously disclosed tax audit with the Internal Revenue Service that will result in a tax rate range of 20 to 22 percent for the full fiscal year. The tax settlement will have a positive impact on adjusted, diluted EPS in the second quarter, which will be partially offset for the year by an increased diluted weighted average outstanding share count of approximately 208 million, reflecting the suspension of the company’s share buyback program as a result of the proposed merger with BD. As a result, adjusted diluted EPS from continuing operations are now expected to increase to a range of $2.80 to $2.95 for fiscal 2015.

Beginning with the second quarter of fiscal 2015, CareFusion expects to exclude deal-related expenses associated with its planned merger with BD in its presentation of adjusted financial results.

Conference Call
Given the recent announcement that CareFusion and BD have entered into a definitive merger agreement, CareFusion will no longer hold conference calls for its quarterly earnings.

About CareFusion Corporation
CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 16,000 people across its global operations. More information may be found at www.carefusion.com.

Use of Non-GAAP Financial Measures by CareFusion Corporation

This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted segment profit” and “adjusted operating expenses,” which exclude amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges; “adjusted operating income” and “adjusted operating margin,” which exclude amortization of acquired intangibles, nonrecurring restructuring and acquisition integration charges, and inventory valuation step-up charges from acquisitions; and “adjusted net income,” “adjusted diluted earnings per share” and “adjusted effective tax rate,” which exclude the amortization of acquired intangibles, nonrecurring restructuring and acquisition integration charges, inventory valuation step-up charges from acquisitions and nonrecurring tax items. The most directly comparable GAAP financial measures for these non-GAAP financial measures are segment profit, operating expenses, operating income, operating margin, net income, diluted earnings per share and effective tax rate. The company has included below unaudited adjusted financial information for the quarters ended September 30, 2014 and 2013, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain nonrecurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements
This CareFusion news release and information contained herein include certain estimates and other forward-looking statements (as defined under Federal securities laws).  Forward looking statements generally are accompanied by words such as “will”, "expect", "outlook" or other similar words, phrases or expressions.  These forward-looking statements include statements regarding the anticipated benefits of the proposed combination with BD, the expected timing of completion of the transaction with BD, as well as statements regarding our fiscal 2015 outlook and other statements that are not historical facts.  Statements regarding the proposed transaction with BD are based on the current expectations and are not predictions of actual performance.  These statements are subject to a number of risks and uncertainties regarding BD and CareFusion’s respective businesses and the proposed acquisition, and actual results may differ materially.  These risks and uncertainties include, but are not limited to, the ability of the parties to successfully close the proposed acquisition, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction; risks relating to the integration of CareFusion’s operations, products and employees into BD and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; the outcome of any legal proceedings related to the proposed merger; access to available financing for the refinancing of BD’s or CareFusion’s debt on a timely basis and reasonable terms; the ability to market and sell CareFusion’s products in new markets, including the ability to obtain necessary regulatory product registrations and clearances; the loss of key senior management or other associates; the anticipated demand for BD’s and CareFusion’s products, including the risk of future reductions in government healthcare funding, changes in reimbursement rates or changes in healthcare practices that could result in lower utilization rates or pricing pressures; the impact of competition in the medical device industry; the risks of fluctuations in interest or foreign currency exchange rates; product liability claims; difficulties inherent in product development, including the timing or outcome of product development efforts, the ability to obtain regulatory approvals and clearances and the timing and market success of product launches; risks relating to fluctuations in the cost and availability of raw materials and other sourced products and the ability to maintain favorable supplier arrangements and relationships; successful compliance with governmental regulations applicable to BD, CareFusion and the combined company; changes in regional, national or foreign economic conditions; uncertainties of litigation, as well as other factors discussed in BD’s and CareFusion’s respective filings with the Securities and Exchange Commission (SEC).  In addition, statements regarding our fiscal 2015 outlook and other statements that are not historical facts are subject to additional risks and uncertainties, the most significant of which are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition. The CareFusion news release and the information contained herein reflect management’s views as of November 6, 2014. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

Important Information for Investors

In connection with the proposed transaction, BD filed with the SEC a registration statement on Form
S−4 that constitutes a prospectus of BD and includes a proxy statement of CareFusion. The registration statement on Form S-4 has not yet become effective. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders of CareFusion. BD and CareFusion also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO)
AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by BD and CareFusion with the SEC at the SEC’s website at www.sec.gov. In addition, you will be able to obtain free copies of these documents by phone, e−mail or written request by contacting the investor relations department of BD or CareFusion at the following: Monique N. Dolecki, Investor Relations - 201-847-5378 Monique_Dolecki@bd.com or Jim Mazzola, Investor Relations -  858-617-1203 Jim.Mazzola@CareFusion.com.

Participants in the Solicitation

BD and CareFusion and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about BD’s directors and executive officers is available in BD’s proxy statement dated December 19, 2013 for its 2014 Annual Meeting of Shareholders.  Information about CareFusion's directors and executive officers is available in CareFusion's annual report dated August 11, 2014, for its fiscal year ended June 30, 2014 and proxy statement dated September 25, 2014, for its 2014 Annual Meeting of Stockholders.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available.  Investors should carefully read the proxy statement/prospectus (including all amendments and supplements thereto) and other relevant documents filed with the SEC if and when they become available before making any voting or investment decisions.  You may obtain free copies of these documents from BD or CareFusion as indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

###

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Quarters Ended September 30,
(in millions, except per share amounts)	2014	2013
Revenue	$922	$830
Cost of Products Sold	465	407
Gross Profit	457	423
Selling, General and Administrative Expenses	265	248
Research and Development Expenses	49	48
Restructuring and Acquisition Integration Charges	19	11
Share of Net (Earnings) Loss of Equity Method Investee	(2)	—
Operating Income	126	116
Interest Expense and Other, Net	28	20
Income Before Income Tax	98	96
Provision for Income Tax	22	18
Net Income	$76	$78
PER SHARE AMOUNTS: [1]
Basic Earnings per Common Share:
Basic Earnings per Common Share	$0.37	$0.36
Diluted Earnings per Common Share:
Diluted Earnings per Common Share	$0.37	$0.36
Weighted-Average Number of Common Shares Outstanding:
Basic	204.1	214.0
Diluted	207.0	217.4
Adjusted Financial Measures: [2]
Gross Profit	$459	$423
Gross Margin[3]	49.8%	51.0%
Operating Expenses	$295	$281
Operating Income	$166	$142
Operating Margin[3]	18.0%	17.1%
Net Income	$104	$96
Diluted EPS[1]	$0.50	$0.44
Effective Tax Rate	25.0%	21.4%
____________
[1] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

[2] Adjusted financial measures are non-GAAP measures that exclude amortization of acquired intangibles, as well as certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. Commencing with the quarter ended December 31, 2013, the company began excluding from its adjusted results inventory valuation step-up charges from acquisitions. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.  Additional information regarding inventory valuation step-up charges from acquisitions and a reconciliation of the adjusted financial measures to comparable GAAP measures can be found in the Reconciliation of Non-GAAP Financial Measures included in the pages that follow.

[3] Adjusted gross margin and adjusted operating margin reflect adjusted gross profit and adjusted operating income, in each case divided by revenue. The Reconciliation of Non-GAAP Financial Measures included in the pages that follow present a reconciliation of adjusted gross profit and adjusted operating income from which adjusted gross margin and adjusted operating margin are derived.

CAREFUSION CORPORATION
SEGMENT AND SELECT BUSINESS LINE REVENUES
(UNAUDITED)

	Quarters Ended September 30,		Percent Change
(in millions)	2014	2013
Medical Systems
Dispensing Technologies	$225	$211	7%
Infusion Systems	213	219	(3)%
Respiratory Technologies	85	88	(3)%
Other	5	6	(17)%
Total Medical Systems	$528	$524	1%
Procedural Solutions
Infection Prevention	$167	$149	12%
Medical Specialties	91	89	2%
Specialty Disposables	136	68	100%
Total Procedural Solutions	$394	$306	29%
Total CareFusion	$922	$830	11%

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Financial Data:
	Segment Profit
(in millions, except per share amounts)	Medical Systems	Procedural Solutions	Gross Profit	SG&A Expenses	Operating Expenses[4]	Operating Income[5]	Net Income[6]	Diluted EPS[7]
Quarter Ended September 30, 2014
GAAP	$84	$42	$457	$265	$333	$126	$76	$0.37
Restructuring and Acquisition Integration[1]	7	12	—	—	(19)	19	15	0.07
Amortization of Acquired Intangibles[2]	7	12	—	(19)	(19)	19	12	0.06
Step-up of Acquired Inventory[3]	—	2	2	—	—	2	1	0.01
Adjusted	$98	$68	$459	$246	$295	$166	$104	$0.50
Quarter Ended September 30, 2013
GAAP	$74	$42	$423	$248	$307	$116	$78	$0.36
Restructuring and Acquisition Integration[1]	7	4	—	—	(11)	11	8	0.04
Amortization of Acquired Intangibles[2]	9	6	—	(15)	(15)	15	10	0.04
Adjusted	$90	$52	$423	$233	$281	$142	$96	$0.44
____________
[1] Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with rationalizing headcount and aligning operations.

[2] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[3] Step-up of acquired inventory relates to the non-cash expenses associated with inventory valuation step-up charges from acquisitions. In connection with acquisition transactions, the company acquires inventory that is recorded at fair value at the time of the acquisition. As the fair value of acquired finished goods inventory is recorded at the anticipated customer sales price less cost to sell, which is generally higher than the historical carrying value, the company must record a charge equal to the difference between the fair value and historical carrying value as the underlying product is sold.  The company began excluding from its adjusted results inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013, as the company does not believe such non-cash charges are reflective of ongoing operating results. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[4] Operating expenses consist of selling, general and administrative, research and development, and restructuring and acquisition integration expenses.

[5] Operating income includes CareFusion's share of net earnings/loss from equity method investee.

[6] Net income is presented net of tax effect. Additional information about nonrecurring tax items related to nonrecurring expenses and the impact on the effective tax rate is included in the Reconciliation of the Adjusted Effective Tax Rate on the following page.

[7] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Effective Tax Rate:
(in millions)	GAAP	Nonrecurring Items[1]	Inventory Step-Up2	Amortization of Acquired Intangibles[3]	Adjusted[4]
Quarter Ended September 30, 2014
Income Before Income Tax	$98	$19	$2	$19	$138
Provision for Income Tax	$22	$4	$1	$7	$34
Effective Tax Rate[5]	22.8%	26.4%	37.6%	34.6%	25.0%
Quarter Ended September 30, 2013
Income Before Income Tax	$96	$11	$—	$15	$122
Provision for Income Tax	$18	$3	$—	$5	$26
Effective Tax Rate[5]	18.5%	31.3%	—%	34.2%	21.4%

Adjusted EPS Outlook for Fiscal Year Ending June 30, 2015:

GAAP Diluted Earnings per Common Share					$2.17 - $2.32
Estimated charges for nonrecurring items related to restructuring and acquisition integration, net of tax (mid-point of an estimated range of $0.34 to $0.42 per diluted share)[6]					$0.38
Estimated charges for inventory step-up from acquisitions					$0.01
Estimated acquisition-related intangible amortization, net of tax					$0.24
Adjusted Diluted Earnings per Common Share					$2.80 - $2.95
____________
[1] Reflects nonrecurring charges primarily related to nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items.

[2] Step-up of acquired inventory relates to the non-cash expenses associated with inventory step-up charges from acquisitions. The company began excluding inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[3] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[4] Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items, amortization of acquired intangibles, inventory valuation step-up charges, and nonrecurring income tax items noted above.

[5] Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.

[6] Includes estimated transaction costs relating to the company’s pending acquisition by Becton, Dickinson and Company.

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except per share data)	September 30, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,736	$2,303
Trade Receivables, Net	459	574
Current Portion of Net Investment in Sales-Type Leases	272	290
Inventories, Net	495	441
Prepaid Expenses	37	29
Other Current Assets	107	84
Total Current Assets	3,106	3,721
Property and Equipment, Net	437	448
Net Investment in Sales-Type Leases, Less Current Portion	961	970
Goodwill	3,315	3,311
Intangible Assets, Net	997	1,016
Investments in Unconsolidated Entities	102	99
Other Assets	89	90
Total Assets	$9,007	$9,655
LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$3	$454
Accounts Payable	178	206
Deferred Revenue	96	95
Accrued Compensation and Benefits	126	194
Other Accrued Liabilities	223	246
Total Current Liabilities	626	1,195
Long-Term Obligations, Less Current Portion	1,988	1,990
Deferred Income Taxes	610	607
Other Liabilities	452	473
Total Liabilities	3,676	4,265
Commitments and Contingencies (Note 12)
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued – None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued – 235.9 and 234.5 shares at September 30, 2014 and June 30, 2014, respectively	2	2
Treasury Stock, at cost, 32.4 and 30.1 shares at September 30, 2014 and June 30, 2014, respectively	(1,185)	(1,082)
Additional Paid-In Capital	5,070	5,048
Retained Earnings	1,541	1,465
Accumulated Other Comprehensive Loss	(97)	(43)
Total Stockholders’ Equity	5,331	5,390
Total Liabilities and Stockholders’ Equity	$9,007	$9,655

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Quarters Ended September 30,
(in millions)	2014	2013
Cash and Cash Equivalents at July 1	$2,303	$1,798
Cash Flows from Operating Activities:
Net Income	76	78
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	49	46
Other Non-Cash Items	24	36
Change in Operating Assets and Liabilities, Excluding Impact of Acquired Assets and Assumed Liabilities:
Trade Receivables	115	25
Inventories	(51)	(23)
Net Investment in Sales-Type Leases	27	39
Accounts Payable	(28)	(23)
Other Accrued Liabilities and Operating Items, Net	(144)	(104)
Net Cash Provided by Operating Activities	68	74
Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(32)	—
Additions to Property and Equipment	(21)	(18)
Other Investing Activities	(4)	—
Net Cash Used in Investing Activities	(57)	(18)
Cash Flows from Financing Activities:
Repayment of Current Portion of Long-Term Obligations	(452)	(1)
Share Repurchase Programs	(111)	(114)
Proceeds from Stock Option Exercises	17	34
Other Financing Activities	(9)	(10)
Net Cash Used in Financing Activities	(555)	(91)
Effect of Exchange Rate Changes on Cash	(23)	10
Net Decrease in Cash and Cash Equivalents	(567)	(25)
Cash and Cash Equivalents at September 30, Attributable to Net Income	$1,736	$1,773
Non-Cash Investing and Financing Activities:
Asset Acquired by Entering into Capital Lease	$—	$4